Exhibit 10.1

LSI LOGIC CORPORATION

ABHIJIT Y. TALWALKAR EMPLOYMENT AGREEMENT

     This Agreement is entered into as of May 23, 2005, by and between LSI Logic Corporation (the “Company”) and Abhijit Y. Talwalkar (“Executive”).

     1. Duties and Scope of Employment.

          (a) Positions and Duties. As of May 23, 2005 (the “Effective Date”), Executive will serve as President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.

          (b) Board Membership. Executive will be appointed to serve as a member of the Board as of the Effective Date. Thereafter, at each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by the Executive, as of the end of the Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

          (c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

               (i) Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by the Executive’s entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors.

          (d) Other Entities. Executive agrees to serve, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.

     2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

     3. Term of Agreement. This Agreement will have an initial term of two (2) years commencing on the Effective Date. On the second anniversary of the Effective Date, and on each annual anniversary of the Effective Date thereafter, this Agreement automatically will renew for an additional one (1) year term unless either party provides the other party with written notice of non-renewal at least 120 days prior to the date of automatic renewal.

     4. Compensation.

          (a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $800,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

          (b) Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board or by the Compensation Committee of the Board (the “Committee”). Executive’s target annual incentive will be at least 100% of Base Salary. For Executive’s first year of employment, all performance goals will be deemed to have been achieved at 100% of target with such cash incentive to be paid at the first Board meeting following the end of the Company’s 2005 fiscal year. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved and will be decreased or increased for under- or over-performance.

          (c) Stock Options.

               (i) As of the Effective Date, Executive will be granted nonstatutory stock options to purchase 1,500,000 shares of Company common stock at an exercise price equal to the closing price per share on the New York Stock Exchange (“NYSE”) for the common stock of the Company on the Effective Date (the “Initial Option”). The Initial Option will be granted under and subject to the terms, definitions and provisions of the Company’s 1991 Equity Incentive Plan (the “1991 Plan”) and will be scheduled to vest at a rate of 25% on each anniversary of the grant over four (4) years assuming Executive’s continued employment with the Company on each scheduled vesting date. Except as provided in this Agreement, the Initial Option will be subject to the Company’s standard terms and conditions for options granted under the 1991 Plan.

               (ii) As of the Effective Date, Executive will be granted nonstatutory stock options to purchase 500,000 shares of Company common stock at an exercise price equal to the closing price per share on the NYSE for the common stock of the Company on the Effective Date (the “Stand-Alone Grant”). The Stand-Alone Grant will be granted under a non-stockholder approved arrangement outside of any Company equity plan. Subject to the provisions of this Agreement, the terms and conditions of the Stand-Alone Grant will be materially similar to those of the Initial Option (except that they will not be granted under a Company equity plan) and will be scheduled to vest at a rate of 25% on each anniversary of the grant over four (4) years assuming Executive’s continued employment with the Company on each scheduled vesting date.

               (iii) Within fifteen (15) days after the Effective Date, Executive will be granted nonstatutory stock options to purchase 2,000,000 shares of Company common stock at an exercise price equal to the closing price per share on the NYSE for the common stock of the Company on the date of grant (the “Additional Option”). Subject to the provisions of this Agreement, the Additional Option will be granted under and subject to the terms, definitions and provisions of the Company’s 2003 Equity Incentive Plan (the “2003 Plan”) and will be scheduled to vest based on Executive attaining certain performance criteria as determined by the Compensation Committee. Executive will be permitted to provide input to the Compensation Committee regarding the performance criteria prior to the Committee’s final determination of the criteria. Notwithstanding the foregoing, the Additional Option will be scheduled to fully vest six (6) years after the date of grant, whether or not the performance goals are met and subject to Executive’s continued employment with the Company on each scheduled vesting date. Except as provided in this Agreement, the Additional Option will be subject to the Company’s standard terms and conditions for options granted under the 2003 Plan.

               (iv) As of the Effective Date, Executive will be granted 500,000 restricted stock units (the “RSU Grant”). The RSU Grant will be granted under and subject to the terms, definitions and provisions of the Company’s 2003 Plan, and will be scheduled to vest at a rate of 1/3 on each anniversary of the grant over three (3) years assuming Executive’s continued employment with the Company on each scheduled vesting date. Any portion of the RSU Grant that becomes vested will be settled in shares of Company common stock promptly after vesting. Except as provided in this Agreement, the RSU Grant will be subject to the Company’s standard terms and conditions for restricted stock units granted under the 2003 Plan.

               (v) The Company will use its commercially reasonable best efforts to register all shares covered by the Initial Option, the Stand-Alone Option, the Additional Option and the RSU Grant on Form S-8 as soon as practicable following the Effective Date.

          (d) Sign-on Bonus. Within thirty (30) days of the Effective Date, Executive will receive a signing bonus equal to $500,000 (the “Signing Bonus”).

     5. Employee Benefits.

          (a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

          (b) Relocation Benefits.

               (i) The Company will maintain an office for Executive in both Gresham, Oregon and Milpitas, California.

               (ii) During the first three (3) months of the Employment Term, the Company will reimburse Executive for all reasonable and actual costs associated with leasing a furnished apartment.

               (iii) During the first two (2) years of the Employment Term, the Company will provide Executive with a $5,000 per month housing allowance.

               (iv) If Executive sells his home located in the state of Oregon and purchases a new home in the San Jose, California area (or any other location in proximity to the Company’s then corporate headquarters) within the first two (2) years of the Employment Term, the Company will reimburse Executive for his reasonable and documented closing costs (including the reasonable cost of a broker’s commission) associated with such sale and/or purchase provided that Executive complies with the Company’s then existing Relocation Policy, if applicable, and provided that Executive uses a third party reasonably satisfactory to the Company to handle such sale. The Company will pay Executive’s reasonable costs associated with moving Executive’s household goods and personal items.

               (v) To the extent any of the relocation benefits provided for in this Section 5(b) are included in Executive’s gross income for tax purposes, Executive will receive from the Company an additional payment sufficient to pay any federal and state income and employment taxes arising from payments made to the Executive pursuant to this Section 5(b) (including any payments made pursuant to this Section 5(b)(v)).

     6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

     7. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination, (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment, (c) pay for accrued but unused vacation that the Company is legally obligated to pay Executive, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (e) unreimbursed business expenses required to be reimbursed to Executive, and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause or the Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 8.

     8. Severance.

          (a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not in Connection with a Change of Control, then, subject to Section 9, Executive will receive: (i) continued payment of Base Salary for eighteen (18) months in accordance with the Company’s normal payroll policies; (ii) continued payment in an amount equal to 150% of Executive’s target bonus for the year in which the termination occurs in accordance with the Company’s normal payroll policies; (iii) eighteen (18) months accelerated vesting with respect to Executive’s then outstanding, unvested equity awards with any such awards that have annual time-based installment vesting instead deemed to vest (for this purpose only) in monthly installments at the same overall rate and with such vesting acceleration to be measured beginning from the day immediately following the immediately preceding annual vesting date (notwithstanding the foregoing, the number of shares subject to the Additional Option that will vest under this Section 8(a) will equal 25% of the total number of shares subject to the Additional Option less the number of shares that actually vest prior to the termination date) and with a post-termination exercise period equal to the earlier of (A) twelve (12) months from the date of termination or (B) the applicable scheduled expiration date of such award as set forth in the award agreement, and (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans for eighteen (18) months, payable when such premiums are due (provided Executive validly elects to continue coverage under applicable law).

          (b) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 9, Executive will receive: (i) continued payment of Base Salary for twenty-four (24) months in accordance with the Company’s normal payroll policies; (ii) current year’s target incentive compensation pro-rated to the date of termination, with such pro-rated amount to be calculated by multiplying the current year’s target incentive compensation by a fraction with a numerator equal to the number of days between the start of the current calendar year and the date of termination and a denominator equal to 365; (iii) continued payments in an amount equal to 200% of Executive’s target bonus for the year in which the termination occurs in accordance with the Company’s normal payroll policies; (iv) full accelerated vesting with respect to Executive’s then outstanding unvested equity awards with post-term exercise period equal to the earlier of (A) twelve (12) months from the date of termination or (B) the applicable scheduled expiration date of such award as set forth in the award agreement, and (v) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans for twenty-four (24) months, payable when such premiums are due (provided Executive validly elects to continue coverage under applicable law).

          (c) Voluntary Termination Without Good Reason or Termination for Cause. If Executive’s employment is terminated voluntarily, including due to death or Disability, without Good Reason or is terminated for Cause by the Company, then, except as provided in Section 7, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and

(iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans, programs and practices.

     9. Conditions to Receipt of Severance; No Duty to Mitigate.

          (a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 8 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance will be paid or provided until the separation agreement and release agreement becomes effective.

          (b) Non-solicitation and Non-competition. The receipt of any severance pursuant to Section 8 will be subject to the Executive agreeing that during the Employment Term and Continuance Period, Executive will not (i) solicit any employee of the Company (other than Executive’s personal assistant) for employment other than at the Company, or (ii) directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the date of termination, competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company. The Executive’s passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 9(b).

          (c) Nondisparagement. During the Employment Term and Continuance Period, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The Company will instruct its officers and directors to not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Executive during the Employment Term and Continuance Period. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict the Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

          (d) Other Requirements. Executive’s receipt of continued severance payments will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Section 9.

          (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

     10. Excise Tax Gross-Up. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive will receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the federal and state income and employment taxes and additional excise taxes arising from the payments made to the Executive by the Company pursuant to this sentence. Notwithstanding any contrary provision in this Agreement, under no circumstances will the Company be required to pay to Executive an amount greater than two times the sum of Executive’s Base Salary and target annual cash incentive pursuant to this Section 10. Unless Executive and the Company agree otherwise in writing, the determination of Executive’s excise tax liability, if any, and the amount, if any, required to be paid under this Section 10 will be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.

     11. Definitions.

          (a) Cause. For purposes of this Agreement, “Cause” will mean:

               (i) Executive’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive with thirty (30) days to take corrective action;

               (ii) Any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of Executive;

               (iii) Executive’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or

               (iv) A breach of any fiduciary duty owed to the Company by the Executive that has a material detrimental effect on the Company’s reputation or business.

          (b) Change of Control. For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:

               (i) The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

               (ii) The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

               (iii) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

               (iv) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

          (c) Continuance Period. For purposes of this Agreement, “Continuance Period” will mean the period of time beginning on the date of the termination of Executive’s employment and ending on the date on which Executive is no longer receiving Base Salary payments under Section 8.

          (d) Disability. For purposes of this Agreement, Disability will have the same meaning as in the Company’s long-term disability plan.

          (e) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

               (i) A significant reduction of Executive’s duties, position, or responsibilities, relative to Executive’s duties, position, or responsibilities in effect immediately prior to such reduction;

               (ii) A substantial reduction by the Company, without good business reasons, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction;

               (iii) A material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced other than pursuant to a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction that is no greater than 10%;

               (iv) A reduction in Executive’s Base Salary or annual cash incentive as in effect immediately prior to such reduction other than pursuant to a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces the Base Salary and/or annual cash incentive by a percentage reduction that is no greater than 10%;

               (v) The relocation of Executive to a facility or location more than twenty-five (25) miles from his current place of employment; or

               (vi) The failure of the Company to obtain the assumption of the employment agreement by a successor.

The failure of the Company’s stockholders to elect or reelect the Executive to the Board shall not constitute Good Reason for purposes of this Agreement.

          (f) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within twelve (12) months following a Change of Control.

     12. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

     13. Confidential Information. Executive will execute the Company’s standard form of confidential information, intellectual property, non-competition and non-solicitation agreement, appended hereto as Exhibit A (the “Confidential Information Agreement”).

     14. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

     15. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee
c/o Corporate Secretary
LSI Logic Corporation
1621 Barber Lane
Milpitas, CA 95035

If to Executive:

at the last residential address known by the Company.

     16. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

     17. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in Santa Clara, California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.

     18. Legal and Tax Expenses. The Company will reimburse Executive up to $20,000 for reasonable legal advice expenses incurred by him in connection with the negotiation, preparation and execution of this Agreement.

     19. Integration. This Agreement, together with the Confidential Information Agreement and the standard forms of equity award grant that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.

     20. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

     21. Survival. The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Sections 8 and 9 will survive the termination of this Agreement.

     22. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

     23. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

     24. Governing Law. This Agreement will be governed by the laws of the State of California without regard to its conflict of laws provisions.

     25. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

     26. Conditions. This offer is conditioned upon Executive providing to Company references relating to Executive’s employment in a form acceptable to the Company, and Company’s satisfactory review of such references.

     27. Code Section 409A. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement necessary or appropriate to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder.

     28. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

LSI LOGIC CORPORATION

/s/ Matthew J. O’Rourke	Date: May 23, 2005
Matthew J. O’Rourke
Chairman of the Compensation Committee

EXECUTIVE:

/s/ Abhijit Y. Talwalkar	Date: May 23, 2005
Abhijit Y. Talwalkar

[SIGNATURE PAGE TO TALWALKAR EMPLOYMENT AGREEMENT]